Exhibit 10.1

RULES OF THE MHNS EMPLOYEE INCENTIVE PLAN

1.	NAME OF THE PLAN

The “MHNS Employee Incentive Plan” (hereinafter referred to as the “Plan”) has been established by Mobile-health Network Solutions, an exempted company incorporated in the Cayman Islands with limited liability with registration number 313720 (the “Company”).

2.	OBJECTIVES OF THE PLAN

2.1.	The MHNS Employee Incentive Plan is a share option plan. The Plan will give employees of the Company and/or any of its subsidiaries, including all directors of the Company and its subsidiaries, as well as advisors, consultants and directors engaged by the Company and/or any of its subsidiaries an opportunity to have a personal equity interest in the Company and will help to achieve the following objectives:

(a)	provide a wealth creation opportunity for the employees, advisors, consultants and directors in line with value creation for the Company;

(b)	drive retention of employees, advisors, consultants and directors for their continued association with the Company; and

(c)	motivate employees, advisors, consultants and directors by rewarding high performance.

2.2.	The Plan will align the interest of the Participants with that of the Company and provides for an incentive mechanism that rewards ownership and extraordinary contribution.

3.	ADMINISTRATION OF THE PLAN

3.1.	Implementation. The Plan has been approved by a written resolution passed on 27 March 2023 by the Board of Directors (the “Board”) of the Company.

3.2.	Administration. The Plan will be administered by the Employee Incentive Plan Committee of the Company (the “Committee”) in its sole and absolute discretion with such powers and duties as are conferred on it by the Board from time to time. The Committee shall have the power, from time to time, to make and vary such regulations for the implementation and administration of this Plan as it in its absolute discretion deems fit. Any matter pertaining or pursuant to this Plan and any dispute as to the interpretation of this Plan or any rule, regulation, procedure thereunder or as to any rights under this Plan, shall be determined by the Committee and such decision shall be final and binding.

3.3.	Directors’ Participation. Any director, employee or other person participating in this Plan who is a member of the Committee shall not be involved in the Committee’s deliberations in respect of any Options (as defined below) granted to him.

3.4.	Determination of the Committee to be final. Any decision or determination of the Committee made pursuant to any provision of the Plan (other than a matter to be certified by the auditors of the Company) shall be final, binding and conclusive (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.5.	Duration of the Plan. The Plan may be terminated at any time by the Committee or, at the discretion of the Committee, by ordinary resolution of the Company, and if the Plan is so terminated, no further Options shall be offered hereunder.

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4.	ELIGIBILITY

4.1.	Eligibility. The Committee shall in its sole and absolute discretion determine if a person is eligible to participate in the Plan, taking into consideration, among other things, role, seniority, length of service, performance history and potential contribution to the Company and/or any of its subsidiaries, and such person shall at least be a confirmed employee of the Company and/or any of its subsidiaries, or an advisor, consultant or director of the Company and/or any of its subsidiaries, and who have attained the age of twenty-one (21) years (“Participant”).

4.2.	Grant Frequency. The Committee may at any time grant Options to Participants, as the Committee may select based on the eligibility of the Participants under Rule 4.1 above, subject only to such restrictions as may be provided under any applicable law.

4.3.	Number of Options. The number of Options to be granted to a Participant in accordance with the Plan shall be determined at the absolute discretion of the Committee, which shall take into account such criteria as it considers fit, including (but not limited to) his rank, job performance, years of service and potential for future development, his contribution to the success and development of the Company, the past performance of the Participant and any other key performance indicators.

5.	SIZE OF PLAN

The aggregate number of Class A Shares of a nominal or par value of US$0.001 each in the capital of the Company (“Option Shares”) which may be issued upon exercise of the options granted under this Plan (“Options”) shall not exceed ten per cent. (10%) of the total issued Class A Shares of a nominal or par value of US$0.001 each in the capital of the Company (“Class A Shares”) from time to time.

6.	GRANT OF OPTIONS AND OPTION SHARES

6.1.	Grant of Options. An Option may be granted at any time as may be determined by the Committee in its sole and absolute discretion and may be granted subject to such conditions as may be determined by the Committee in its absolute discretion.

6.2.	Subscription Price. The subscription price payable for each Option Share in respect of which an Option is exercisable (the “Subscription Price”) shall be determined by the Committee from time to time, provided that in no event shall the subscription price per Option Share be less than the par value of such Option Share.

6.3.	Letter of Offer. As soon as reasonably practicable after the grant of an Option, the Committee shall send to each Participant a letter of offer (“Letter of Offer”) which shall be in or substantially in the form set out in Schedule A-1, subject to such modifications as the Committee may determine from time to time.

6.4.	Acceptance of Option. The grant of an Option under this Rule 6 shall be accepted by the Participant within the date stipulated in the acceptance form, which shall be in or substantially in the form set out in Schedule A-2 (the “Acceptance Form”), subject to such modifications as the Committee may determine from time to time, by completing, signing and returning the Acceptance Form. If a grant of an Option is not accepted in the manner as provided in this Rule, such offer shall, upon the expiry of the date stipulated, automatically lapse and become null, void and of no effect.

6.5.	Options are Personal. An Option shall be personal to the Participant to whom it is granted and, prior to the allotment and/or transfer to the Participant of the Option Shares to which the Option relates, shall not be transferred (other than to a Participant’s personal representative on the death of that Participant), charged, assigned, pledged or otherwise disposed of, in whole or in part, except with the prior approval of the Committee. If a Participant shall do, suffer or permit any such act or thing as a result of which he would or might be deprived of any rights under an Option without the prior approval of the Committee, that Option shall immediately lapse.

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6.6.	Contravention of any Applicable Law. In the event that the grant of an Option results in a contravention of any applicable law, subsidiary legislation or other regulation, such grant shall be null, void and of no effect and the relevant Participant shall have no claim whatsoever against the Company.

6.7.	For the avoidance of doubt, Participants who are granted and/or have exercised their Options shall not be parties to, nor shall they be entitled to any rights or benefits under any shareholders’ agreement or investment agreement entered into amongst the shareholders of the Company (as the case may be), except at the written request or with the written consent of the Committee (on behalf of the Company) and the shareholders of the Company (other than the Participants).

7.	OPTION PERIOD AND VESTING SCHEDULE

7.1.	Option Period. Options shall be exercisable only after vesting. Subject to the provisions of this Rule 7, the Options shall be exercisable in whole or in part, before the expiry of 10 years from the date of grant of the Option, or such other date as may be determined by the Committee (the “Option Period”).

7.2.	Acceleration of Options upon Occurrence of Certain Events. In the event the following occurs: (i) an initial public offering and listing of shares of the Company or a direct listing of shares of the Company (a “Listing”); or (ii) a change of control in the shares of the Company, such as a trade sale, a takeover, any acquisition of a majority shareholding interest in the Company by a third party or a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies, (in the case of a Listing, subject to Rule 7.3) the Options granted to such Participants shall immediately vest and the Committee will, as soon as practicable and prior to the completion of such event, procure the allotment or transfer to each Participant of the relevant number of Option Shares.

7.3.	In the event of a Listing, subject to applicable law, the Articles of Association of the Company and the rules of the relevant securities exchange:

(a)	prior to the Listing, the Participant shall not transfer any Option Shares without the prior written consent of the Committee;

(b)	prior to the Listing, subject to the Participant obtaining the Committee’s prior written consent under sub-paragraph (a), a Participant shall not transfer any Option Shares without first offering such Option Shares to the Company at a price and on terms no less favourable than those offered to a third party purchaser whose identity shall be disclosed to the Committee (the “Offer Terms”), and the Participant may only transfer the relevant Option Shares to such third party purchaser upon the approval of the Committee in its discretion: (i) on the Offer Terms within a period of one (1) month from the date the Committee notifies the Participant of the Company’s election not to accept the Participant’s Offer Terms; and (ii) subject to such approved third party transferee signing a transfer agreement, agreeing to be bound by the terms of the Plan and the applicable agreements governing the Option Shares. The Committee reserves the right to disapprove of the transfer of the Option Shares to any third-party purchaser and the Participant shall promptly furnish such evidence as the Committee may require of the bona fide completion of the transfer of the relevant Option Shares on the Offer Terms;

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(c)	the Participant shall agree to be bound by any applicable lock-up restrictions and/or moratorium requirements under applicable law and the rules of the relevant securities exchange, or as otherwise requested by the Committee, for the relevant lock-up period, and further agrees to execute and deliver such other agreements as may be reasonably requested by the Committee or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto; and, to the extent permitted by applicable law and/or the rules of the relevant securities exchange in order to enforce the foregoing; and

(d)	following the Listing, a Participant may transfer any Option Shares held by such Participant at any time, subject to compliance with the Company’s Articles of Association.

7.4.	Post-Listing Vesting Schedule. In the event of a Listing, any Options (if unvested) granted to Participants under the Plan shall vest on the third anniversary of the date of grant.

7.5.	Notwithstanding any other Rule of the Plan, all Options to the extent unvested and/or unexercised may be accelerated at the sole and absolute discretion of the Committee and upon such terms and conditions as it deems fit upon the occurrence of certain events.

7.6.	Lapsing of Options. An Option shall, to the extent unexercised, immediately lapse and become null and void, without any claim whatsoever against the Company and the Participant shall have no further rights in respect thereof:

(a)	if a Participant ceases to be employed by the Company and/or any of its subsidiaries, or ceases to be engaged by the Company and/or any of its subsidiaries as an advisor, consultant or director (as the case may be);

(b)	upon the bankruptcy of the Participant or the happening of any event which results in his being deprived of the legal and beneficial ownership of such Option; or

(c)	in the event of misconduct or negligence on the part of the Participant, as determined by the Committee in its discretion.

7.7.	Expiry of Options. Subject to this Rule 7, upon the expiry of the relevant Option Period, the corresponding Options shall immediately become null and void. Upon such cancellation, all such Options such thereupon immediately lapse without any further claim against the Company and the Participants shall have no further rights in respect thereof.

7.8.	Liquidity Event. In addition and notwithstanding any other Rule of this Plan, in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Participants (together with a notice of the existence of the provision of this Rule 7.8) and thereupon, each Participant (or his personal representative) shall be entitled to exercise all or any of his Options at any time not later than two business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Option Shares in respect of which the notice is given whereupon the Company shall as soon as possible and in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Option Shares to the Participant credited as fully paid. Subject to the foregoing, upon an order being made or resolution passed for the winding up of the Company, all Options, to the extent unvested and unexercised, shall lapse and become null and void.

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8.	EXERCISE OF OPTIONS AND ALLOTMENT AND ISSUE OF OPTION SHARES

8.1.	Exercise of Options. An Option may be exercised, in whole or in part, by a Participant giving notice in writing to the Company in or substantially in the form set out in Schedule B (“Exercise Notice”), subject to such modification as the Committee may from time to time determine, accompanied by:

(a)	a remittance for the full amount of the aggregate Subscription Price payable in respect of all the Option Shares to be subscribed for upon exercise of the Option to the bank account of the Company, details of which shall be notified to the Participant; and

(b)	any other documentation which the Committee may require in connection with an exercise of the Option, including evidence to verify the due execution of the Exercise Notice.

8.2.	Delivery of Shares upon exercise of Options. Subject to the Companies Act of the Cayman Islands (as revised) (the “Companies Act”), the Company shall have the flexibility to deliver the Option Shares to the Participants upon the exercise of their Options by way of:

(a)	subject to applicable laws, the transfer of existing Option Shares, including any Option Shares acquired by the Company pursuant to a share buy back and/or held by the Company as treasury shares; and/or

(b)	an issue and allotment of new Option Shares.

8.3.	Shares Allotted. New Option Shares allotted and issued, and existing Option Shares procured by the Company for transfer, pursuant to the exercise of an Option shall:

(a)	be subject to all the provisions of the Articles of Association of the Company; and

(b)	rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Class A Shares in the capital of the Company, save for any dividends, rights, allotments or other distributions, the Record Date for which is on or after the relevant vesting date. For the purposes of this Rule, “Record Date” means the date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to or rights of holders of the Option Shares.

8.4.	New Issue of Option Shares. An Option does not confer on a Participant any right to participate in any new issue of Option Shares.

9.	REPURCHASE OF OPTION SHARES FROM PARTICIPANT IN THE EVENT OF CESSATION OF EMPLOYMENT OR ENGAGEMENT (AS THE CASE MAY BE)

In addition and notwithstanding any other Rule of this Plan, in the event that a Participant ceases to be employed or engaged (as the case may be) by the Company and/or any of its subsidiaries for any reason whatsoever, the Company shall, subject to applicable law, have the right (but not the obligation) to require the Participant to sell and/or procure his nominee(s) (if any) to sell to the Company, or such other party or parties as the Company may direct, all the Option Shares owned or help by the Participant and/or his nominee(s) (if any) which has been issued to him pursuant to the exercise of the Option Shares granted to him at the same subscription price which price paid by the Participant for such Option Shares, and the Participant shall use its best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to effect the transfer of the Option Shares contemplated under this Rule 9.

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10.	TERMS OF EMPLOYMENT AND/OR ENGAGEMENT UNAFFECTED

The terms of employment and/or engagement (as the case may be) of a Participant shall not be affected by his participation in the Plan, which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment and/or engagement (as the case may be) for any reason.

11.	TAXES

All taxes (including income tax) arising from the grant or exercise of any Option granted to any Participant under the Plan shall be borne by that Participant.

12.	DISCLAIMER OF LIABILITY

Notwithstanding any provisions herein contained and subject to the Companies Act, the Committee and the Company shall not under any circumstances be held liable to any Participant or any other person whomsoever for any costs, losses, expenses and damages whatsoever and howsoever arising in any event, in connection with the Plan or the administration thereof.

13.	DISPUTES

Any disputes or differences of any nature arising hereunder shall be referred to the Committee and its decision shall be final and binding in all respects.

14.	GOVERNING LAW

The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting Options in accordance with the Plan, and the Company submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

No person other than the Company or a Participant shall have any right to enforce any provision of the Plan or any Option by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore.

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